Exhibit 10.208
ROI GROUP
Associates Inc
AMENDMENT TO SERVICE AGREEMENT
DATED MARCH 1, 2006
This Amendment is made on July 1, 2006 between The Immune Response Corporation, a corporation organized and existing under the laws of the State of Delaware with its principal place of business located at 5931 Darwin Court Carlsbad, CA 92008 hereinafter referred to as “Client” and ROI Group Associates, Inc., with its principal place of business located at 39 Broadway, 24th Floor, New York, NY 10006, hereinafter referred to as “ROI”. This Amendment modifies the Service Agreement dated March 1, 2006 between Client and ROI (the “Service Agreement”), and any terms not modified herein remain in full force and effect as described in the original Service Agreement.
1. RECITALS
Client is a biopharmaceutical company, engaged in the development of immune-based therapy in HIV and multiple sclerosis. ROI agrees to perform investor relations services for the Client under the terms and conditions set forth in this agreement.
2. TERM
The term of this Amendment shall commence on July 1, 2006 and extend through May 31, 2007. The agreement will be non-cancellable through October 31, 2006, and is able to be terminated at the option of the Client anytime thereafter, upon 90 days written notice of cancellation.
3. COMPENSATION
1)	The cash component of the fee will be a monthly retainer in the amount of:
•	Month 5-14: $14,500 / month
     *Month 15 was paid upon the signing of the contract.
2)	Common Stock & Warrants:
•	5,000,000 shares of common stock restricted for one year.

•	6,000,000 additional shares with a restricted legend limiting sale to a minimum price of $0.05, vesting at a rate of 400,000/month with vesting beginning as of March 1, 2006
* All shares will carry with them piggyback registration rights and are to be delivered as soon as practicable following the execution of this Agreement.
3)	If we are called upon to assist in any capital raising efforts, the quantum and structure of compensation is as follows:
a.	Senior or Mezzanine Bank/Commercial Lender Debt

•	1 1/2 % for Debt if placed through an intermediary also receiving a fee, and the fees paid to us must be acceptable to the intermediary;

•	3% for Debt if placed directly.

b.	Equity, convertible debt (typical bridge Loan or other private placement structured as debt, not supported by assets and intended, in part or in whole, to be converted to equity), or other equity-linked securities.

•	3% of cash proceeds and 5% of the warrants included in the placement, if placed through an intermediary also receiving a fee, and the fees paid to us must be acceptable to the intermediary;

•	10% of cash proceeds and 10% of the warrants included in the placement, if placed directly.
The above schedule of success fees covers any transaction between the Company and any party introduced by ROI Group Associates, Inc., which is concluded within two years from the time of such introduction. The fee is payable in cash at the time of the closing.
In witness thereof, the parties have executed this Agreement of the day and year first above written.

ROI Group Associates, Inc.	The Immune Response Corporation
(signed by)	(signed by)
Robert J. Giordano	Joseph O’Neill
President	President and Chief Executive Officer